Exhibit 16.1

June 26, 2026

Securities and Exchange Commission
100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Quantum Cyber N.V. under Item 4.01 of its current report on the Form 8-K (the “Current Report”) dated June 26, 2026. We agree with the statements concerning our firm in such report; we have no basis to and, therefore, do not agree or disagree with the other statements made by Quantum Cyber N.V. in the Current Report.

Very truly yours,

/s/ Reliant CPA PC

Reliant CPA PC

Newport Beach, CA